EXHIBIT 99.1

Contact:	Shelly Rubin
Chief Financial Officer
LNR Property Corporation
(305) 695-5440

LNR PROPERTY CORPORATION CHANGES DEBT TENDER TERMS

MIAMI BEACH, January 11, 2005 – LNR Property Corporation (NYSE: LNR) today announced that it has changed the price it will pay for its 7.625% Senior Subordinated Notes due 2013 and its 7.25% Senior Subordinated Notes due 2013 that are properly tendered in response to LNR’s previously announced tender offer. It has also extended the date by which tendered Notes and accompanying consents must be received in order for holders to be entitled to a consent payment of $30.00 per $1,000 principal amount.

The price LNR will pay for each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the offer will be an amount equal to (i) the present value of the redemption price payable for the Notes on the first day on which they are redeemable and all scheduled interest payments on the Notes from the anticipated payment date up to, but not including, the first day on which they are redeemable, using a discount rate equal to the sum of (a) the yield to maturity at 2:00 p.m., New York City time, on January 12, 2005, on a specified reference issue of U.S. Treasury Notes, plus (b) 50 basis points, minus (ii) $30.00, plus (iii) accrued but unpaid interest to, but not including, the date on which the purchase price is paid. The reference issue of U.S. Treasury Notes for LNR’s 7.625% Notes will be the 3.25% U.S. Treasury Notes due August 15, 2008, and the reference issue of U.S. Treasury Notes for LNR’s 7.25% Notes will be the 3.125% U.S. Treasury Notes due October 15, 2008. The offer continues to be open until 5:00 p.m., New York City time, on Friday, January 28, 2005.

In connection with the tender offer, LNR is soliciting consents from the holders of both issues of Notes to proposed amendments to the indentures under which the Notes were issued. LNR will make an additional payment in the amount of $30.00 per $1,000 principal amount for all Notes that are properly tendered at or prior 5:00 p.m., New York City time, on Friday, January 14, 2005, and not withdrawn. LNR had previously required that Notes be properly tendered on or before January 12, 2005 and not withdrawn in order for the holders to be entitled to the consent payment.

Except as described above, all of the terms of the tender offer, including the conditions to it, remain in effect.

This announcement is not an offer to purchase, or a solicitation of consents with respect to the Notes or any other securities. The offer to purchase and consent solicitation is made solely in an Offer to Purchase and Consent Solicitation dated December 30, 2004, as modified by an Amendment to Offer to Purchase and Consent Solicitation that will be dated January 12, 2005, and a form of Consent and Letter of Transmittal that accompanied the Offer to Purchase and Consent Solicitation.